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EXHIBIT 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in the Registration Statements (Form S-8, numbers 333-43080, 333-76849 and 333-73666), pertaining to the 1995 Stock Plan for Employees and Directors of GSI Lumonics Inc., the General Scanning Inc. 1992 Stock Option Plan, the General Scanning Inc. 1995 Directors' Warrant Plan and the GSI Lumonics Inc. Employee Stock Purchase Plan, of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of GSI Lumonics Inc., GSI Lumonics Inc.'s management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of GSI Lumonics, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2004.

March 14, 2005                                    /s/ Ernst & Young LLP
Ottawa, Canada                                    Chartered Accountants